Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE sECURITIES
eXCHANGE ACT OF 1934

The following is a description of the securities of Sunstone Hotel Investors, Inc. registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This description of the terms of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland General Corporation Law, or MGCL, and the full text of our charter and bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K. As used in this “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934,” references to “our company,” “we,” “our” or “us” refer solely to Sunstone Hotel Investors, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

COMMON STOCK

Our charter provides that we are authorized to issue 500,000,000 shares of common stock, $0.01 par value per share. Our board of directors, with the approval of a majority of the entire board and without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following summary description of our common stock is based on the provisions of our charter, bylaws and the applicable provisions of the Maryland General Corporation Law, or MGCL. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our charter, bylaws and the MGCL.

As of February 11, 2024, there were 203,532,888 shares of our common stock issued and outstanding. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “SHO.”

Distributions. Subject to provisions of law and the preferential rights of any other class or series of stock and the restrictions on transfer of stock as provided in our charter, the holders of our common stock are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. We will pay those distributions either in cash or otherwise in the amounts and on the date or dates designated by our board of directors.

Liquidation Preference. Upon the occurrence of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, and subject to the liquidation preferences of any outstanding class or series of stock, the holders of our common stock are entitled to receive their proportionate share of all assets available for distribution.

Voting Rights. Subject to the restrictions on transfer of stock in our charter and the separate voting rights of any other class or series of stock, holders of our common stock are entitled to one vote for each share of our common stock held on every matter submitted to a vote of stockholders. Except as otherwise required by the terms of any outstanding class or series of stock, the holders of our common stock have sole voting power. Holders of our common stock do not have cumulative voting rights in the election of directors, which means that the holders entitled to cast a majority of the votes entitled to be cast in the election of directors may elect all of the directors and the holders of the remaining shares of our common stock are not able to elect any directors.

No Other Rights. Holders of shares of our common stock have no conversion, sinking fund, redemption, exchange or appraisal rights and have no preemptive rights to subscribe for any of our securities.

Transfer Agent. The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Restrictions on Ownership and Transfer. To assist us, among other purposes, in qualifying as a real estate investment trust, or REIT, our charter contains certain restrictions as to ownership and transfer of our stock. For a summary of these restrictions, see “Restrictions on Ownership and Transfer” below.

PREFERRED STOCK
Series H Cumulative Redeemable Preferred Stock

As of February 20, 2024, there were 4,600,000 shares of our 6.125% series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, or our series H preferred, authorized, issued and outstanding.

Rank. The series H preferred ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the series H preferred, on parity with any class of our capital stock expressly designated as ranking on parity with the series H preferred, including our Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, or our series G preferred, and our series I preferred (as defined below), and junior to any other class or series of our capital stock expressly designated as ranking senior to the series H preferred. Any future authorization or issuance of a class or series of our capital stock expressly designated as ranking senior to the series H preferred would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of series H preferred and all other shares of any class or series ranking on parity with the series H preferred that are entitled to similar voting rights (voting together as a single class).

Dividends. Subject to the preferential rights of any security senior to the series H preferred as to dividends, the holders of series H preferred are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.125% per annum of the $25.00 liquidation preference per share of the series H preferred (equivalent to an annual rate of $1.53125 per share of the series H preferred). Dividends will be payable quarterly in arrears on the 15th day of each January, April, July and October of each year (or if not a business day, on the next succeeding business day). Dividends payable on the series H preferred for any partial or longer period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends on the series H preferred will accumulate as of the dividend payment date on which they first became payable. Dividends on the series H preferred will accrue whether or not:

●	we have earnings;
●	there are funds legally available for the payment of those dividends; or
●	those dividends are authorized or declared.

Except as described in the next paragraph, unless full cumulative dividends on the series H preferred for all past dividend periods shall have been, or contemporaneously are, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set aside for payment, we will not:

●	declare or pay or set aside for payment of dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or series I preferred, or any other class or series of stock ranking as to dividends on parity with or junior to the series H preferred for any period; or
●	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock, series G preferred or series I preferred, or any other class or series of stock ranking, with respect to dividends and upon liquidation, on parity with or junior to our series H preferred.

The foregoing sentence, however, will not prohibit:

●	dividends payable solely in capital stock ranking junior to the series H preferred;
●	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series H preferred; and
●	our purchase of shares of series H preferred, preferred stock ranking on parity with the series H preferred as to payment of dividends or capital stock or equity securities ranking junior to the series H preferred pursuant to our ownership and transfer restrictions in our charter to the extent necessary to preserve our status as a REIT.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to holders of our common stock or any other class or series of our stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, junior to the series H preferred, the holders of shares of series H preferred are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series H preferred, plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) up to, but not including, the date of payment. The rights of holders of series H preferred to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking senior to or on parity with the series H preferred as to liquidation, including our series G preferred and series I preferred. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series H preferred will have no right or claim to any of our remaining assets. Our consolidation, conversion or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Optional Redemption. We may not redeem the series H preferred prior to May 24, 2026, except as described below under “—Special Optional Redemption” and “Restrictions on Ownership and Transfer.” On and after May 24, 2026, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the series H preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to, but not including, the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose. Unless full cumulative dividends on all outstanding shares of series H preferred shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sufficient sum set aside for payment of all past dividend periods and the then-current dividend period, no shares of series H preferred shall be redeemed unless all outstanding shares of series H preferred are simultaneously redeemed. All shares of series H preferred that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

If we redeem fewer than all of the outstanding shares of series H preferred, the notice of redemption mailed to each stockholder will also specify the number of shares of series H preferred that we will redeem from each stockholder. In this case, we will determine the number of outstanding shares of series H preferred to be redeemed on a pro rata basis or by lot.

If (i) we have given a notice of redemption, (ii) have set aside sufficient funds for the redemption in trust for the benefit of the holders of the series H preferred called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those series H preferred will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those series H preferred will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. The holders of those series H preferred will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon such redemption, without interest.

The holders of series H preferred at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the series H preferred on the corresponding payment date notwithstanding the redemption of the series H preferred between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series H preferred to be redeemed.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, redeem the series H preferred, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the series H preferred (whether pursuant to our optional redemption right or our special optional redemption right), you will not have the conversion right described below under “—Conversion Rights.”

If we redeem fewer than all of the outstanding shares of series H preferred, the notice of redemption mailed to each stockholder will also specify the number of shares of series H preferred that we will redeem from each stockholder. In this case, we will determine the number of outstanding shares of series H preferred to be redeemed on a pro rata basis or by lot.

If (i) we have given a notice of redemption, (ii) have set aside sufficient funds for the redemption in trust for the benefit of the holders of the series H preferred called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those series H preferred will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those series H preferred will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. The holders of those series H preferred will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon such redemption, without interest.

The holders of series H preferred at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the series H preferred on the corresponding payment date notwithstanding the redemption of the series H preferred between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series H preferred to be redeemed.

A “Change of Control” is when, after the original issuance of the series H preferred, the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any transaction referred to in the bullet above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of series H preferred will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series H preferred as described under “—Optional Redemption” or “—Special Optional Redemption,” to convert some or all of the shares of series H preferred held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of common stock per series H preferred (the “Common Share Conversion Consideration”) equal to the lesser of:

●	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of series H preferred to be converted plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series H preferred dividend payment and prior to the corresponding series H preferred dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and
●	4.085, or the Share Cap.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 18,791,000 shares of common stock (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of series H preferred will receive upon conversion of such series H preferred the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common

Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of shares of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the series H preferred will receive will be the form of consideration elected by the holders of the shares of common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Series H preferred as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of series H preferred, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of series H preferred that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of series H preferred will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividend thereon to, but not including, the redemption date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of series H preferred into shares of common stock. Notwithstanding any other provision of our series H preferred, no holder of our series H preferred will be entitled to convert such series H preferred for shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter, including the articles supplementary setting forth the terms of the series H preferred. See “Restrictions on Ownership and Transfer.”

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of series H preferred.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by holders of shares of our common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash, the average of the closing price per share of common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.

Except as provided above in connection with a Change of Control, the series H preferred are not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption. The series H preferred has no maturity date and we are not required to redeem the series H preferred at any time. Accordingly, the series H preferred will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or under circumstances where the holders of shares of series H preferred have a conversion right, the holders of shares of series H preferred decide to convert them. The series H preferred is not subject to any sinking fund.

Limited Voting Rights. Holders of the series H preferred generally do not have any voting rights, except as set forth below.

If dividends on the series H preferred are in arrears for six or more quarterly periods, whether or not consecutive, holders of the shares of series H preferred (voting together as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting or at our next annual meeting of stockholders and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors (which we refer to as a preferred stock director), until all unpaid dividends and the dividend for the then current period with respect to the series H preferred and any other class or series of parity preferred stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on the board of directors will be increased by two members. The preferred stock directors will be elected by a plurality of the votes cast in the election to serve until our next annual meeting and until their successors are duly elected and qualify or until such directors’ right to hold the office terminates pursuant to the Termination Event (as defined below), whichever occurs earlier.

If and when all accumulated dividends and the dividend for the current dividend period on the series H preferred and for all classes and series of preferred stock ranking on parity with series H preferred and upon which similar voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the series H preferred shall be immediately divested of the voting rights set forth above (subject to revesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate immediately and the entire board of directors will be reduced accordingly (the “Termination Event”).

In addition, so long as any shares of series H preferred remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series H preferred and each other class or series of preferred stock ranking on parity with the series H preferred with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up upon which similar voting rights have been conferred, voting as a single class, given in person or by proxy, either in writing or at a meeting:

●	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series H preferred with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or reclassify any of our authorized stock into any such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or
●	amend, alter or repeal the provisions of our charter or the terms of the series H preferred, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series H preferred;

except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series H preferred remains outstanding with the terms of the series H preferred materially unchanged or the holders of shares of series H preferred receive stock of the successor with substantially identical rights, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of series H preferred, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

Furthermore, if the holders of the series H preferred receive the greater of the full trading price of the series H preferred on the date of an event described in the second bullet point immediately above or the $25.00 liquidation preference per share of series H preferred pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the series H preferred disproportionately relative to other classes or series of preferred stock ranking on parity with the series H preferred with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series H preferred voting separately as a class, will also be required.

Series I Cumulative Redeemable Preferred Stock

As of February 20, 2024, there were 4,000,000 shares of our 5.70% Series I Cumulative Redeemable Preferred Stock, par value $0.01 per share, or our series I preferred, authorized, issued and outstanding.

Rank. The series I preferred ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the series I preferred, on parity with any class of our capital stock expressly designated as ranking on parity with the series I preferred, including our series H preferred and series G preferred, and junior to any other class or series of our capital stock expressly designated as ranking senior to the series I preferred. Any future authorization or issuance of a class or series of our capital stock expressly designated as ranking senior to the series I preferred would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of series I preferred and all other shares of any class or series ranking on parity with the series I preferred that are entitled to similar voting rights (voting together as a single class).

Dividends. Subject to the preferential rights of any security senior to the series I preferred as to dividends, the holders of series I preferred are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 5.70% per annum of the $25.00 liquidation preference per share of the series I preferred (equivalent to an annual rate of $1.4250 per share of the series I preferred). Dividends will be payable quarterly in arrears on the 15th day of each January, April, July and October of each year (or if not a business day, on the next succeeding business day). Dividends payable on the series I preferred for any partial or longer period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends on the series I preferred will accumulate as of the dividend payment date on which they first became payable. Dividends on the series I preferred will accrue whether or not:

●	we have earnings;
●	there are funds legally available for the payment of those dividends; or
●	those dividends are authorized or declared.

Except as described in the next paragraph, unless full cumulative dividends on the series I preferred for all past dividend periods shall have been, or contemporaneously are, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set aside for payment, we will not:

●	declare or pay or set aside for payment of dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or series H preferred, or any other class or series of stock ranking as to dividends on parity with or junior to the series I preferred for any period; or
●	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock, series G preferred or series H preferred, or any other class or series of stock ranking, with respect to dividends and upon liquidation, on parity with or junior to our series I preferred.

The foregoing sentence, however, will not prohibit:

●	dividends payable solely in capital stock ranking junior to the series I preferred;
●	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series I preferred; and

●	our purchase of shares of series I preferred, preferred stock ranking on parity with the series I preferred as to payment of dividends or capital stock or equity securities ranking junior to the series I preferred pursuant to our ownership and transfer restrictions in our charter to the extent necessary to preserve our status as a REIT.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to holders of our common stock or any other class or series of our stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, junior to the series I preferred, the holders of shares of series I preferred are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series I preferred, plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) up to, but not including, the date of payment. The rights of holders of series I preferred to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking senior to or on parity with the series I preferred as to liquidation, including our series H preferred. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series I preferred will have no right or claim to any of our remaining assets. Our consolidation, conversion or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Optional Redemption. We may not redeem the series I preferred prior to July 16, 2026, except as described below under “—Special Optional Redemption” and “Restrictions on Ownership and Transfer.” On and after July 16, 2026, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the series I preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to, but not including, the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose. Unless full cumulative dividends on all outstanding shares of series I preferred shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sufficient sum set aside for payment of all past dividend periods and the then-current dividend period, no shares of series I preferred shall be redeemed unless all outstanding shares of series I preferred are simultaneously redeemed. All shares of the series I preferred that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

If we redeem fewer than all of the outstanding shares of series I preferred, the notice of redemption mailed to each stockholder will also specify the number of shares of series I preferred that we will redeem from each stockholder. In this case, we will determine the number of outstanding shares of series I preferred to be redeemed on a pro rata basis or by lot.

If (i) we have given a notice of redemption, (ii) have set aside sufficient funds for the redemption in trust for the benefit of the holders of the series I preferred called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those series I preferred will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those series I preferred will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. The holders of those series I preferred will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon such redemption, without interest.

The holders of series I preferred at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the series I preferred on the corresponding payment date notwithstanding the redemption of the series I preferred between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series I preferred to be redeemed.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, redeem the series I preferred, in whole or in part and within 120 days on or after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the series I preferred (whether pursuant to our optional redemption right or our special optional redemption right), you will not have the conversion right described below under “—Conversion Rights.”

If we redeem fewer than all of the outstanding shares of series I preferred, the notice of redemption mailed to each stockholder will also specify the number of shares of series I preferred that we will redeem from each stockholder. In this case, we will determine the number of outstanding shares of series I preferred to be redeemed on a pro rata basis or by lot.

If (i) we have given a notice of redemption, (ii) have set aside sufficient funds for the redemption in trust for the benefit of the holders of the series I preferred called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those series I preferred will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those series I preferred will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. The holders of those series I preferred will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon such redemption, without interest.

The holders of series I preferred at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the series I preferred on the corresponding payment date notwithstanding the redemption of the series I preferred between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series I preferred to be redeemed.

A “Change of Control” is when, after the original issuance of the series I preferred, the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
●	following the closing of any transaction referred to in the bullet above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of series I preferred will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series I preferred as described under “—Optional Redemption” or “—Special Optional Redemption,” to convert some or all of the shares of series I preferred held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of common stock per series I preferred (the “Common Share Conversion Consideration”) equal to the lesser of:

●	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of series I preferred to be converted plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series I preferred dividend payment and prior to the corresponding series I preferred dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and
●	4.1425, or the Share Cap.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 16,570,000 shares of common stock (the

“Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of series I preferred will receive upon conversion of such series I preferred the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of shares of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the series I preferred will receive will be the form of consideration elected by the holders of the shares of common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Series I preferred as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of series I preferred, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of series I preferred that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of series I preferred will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividend thereon to, but not including, the redemption date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of series I preferred into shares of common stock. Notwithstanding any other provision of our series I preferred, no holder of our series I preferred will be entitled to convert such series I preferred for shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter, including the articles supplementary setting forth the terms of the series I preferred. See “Restrictions on Ownership and Transfer.”

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of series I preferred.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by holders of shares of our common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash, the average of the closing price per share of common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.

Except as provided above in connection with a Change of Control, the series I preferred are not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption. The series I preferred has no maturity date and we are not required to redeem the series I preferred at any time. Accordingly, the series I preferred will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or under circumstances where the holders of shares of series I preferred have a conversion right, the holders of shares of series I preferred decide to convert them. The series I preferred is not subject to any sinking fund.

Limited Voting Rights. Holders of the series I preferred generally do not have any voting rights, except as set forth below.

If dividends on the series I preferred are in arrears for six or more quarterly periods, whether or not consecutive, holders of the shares of series I preferred (voting together as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting or at our next annual meeting of stockholders and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors (which we refer to as a preferred stock director), until all unpaid dividends and the dividend for the then current period with respect to the series I preferred and any other class or series of parity preferred stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on the board of directors will be increased by two members. The preferred stock directors will be elected by a plurality of the votes cast in the election to serve until our next annual meeting and until their successors are duly elected and qualify or until such directors’ right to hold the office terminates pursuant to the Termination Event (as defined below), whichever occurs earlier.

If and when all accumulated dividends and the dividend for the current dividend period on the series I preferred and for all classes and series of preferred stock ranking on parity with series I preferred and upon which similar voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the series I preferred shall be immediately divested of the voting rights set forth above (subject to revesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate immediately and the entire board of directors will be reduced accordingly (the “Termination Event”).

In addition, so long as any shares of series I preferred remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series I preferred and each other class or series of preferred stock ranking on parity with the series I preferred with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up upon which similar voting rights have been conferred, voting as a single class, given in person or by proxy, either in writing or at a meeting:

●	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series I preferred with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or reclassify any of our authorized stock into any such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or
●	amend, alter or repeal the provisions of our charter or the terms of the series I preferred, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series I preferred;

except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series I preferred remains outstanding with the terms of the series I preferred materially unchanged or the holders of shares of series I preferred receive stock of the successor with substantially identical rights, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of series I preferred, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

Furthermore, if the holders of the series I preferred receive the greater of the full trading price of the series I preferred on the date of an event described in the second bullet point immediately above or the $25.00 liquidation preference per share of series I preferred pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the series I preferred disproportionately relative to other classes or series of preferred stock ranking on parity with the series I preferred with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series I preferred voting separately as a class, will also be required.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

To qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, or the Code, we must meet certain requirements concerning the ownership of our outstanding shares of equity stock. Specifically, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year. Additionally, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

Our charter contains restrictions on the ownership and transfer of our stock that are intended, among other purposes, to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of series H preferred, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of series I Preferred or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding capital stock and thereby violate the applicable ownership limit.

Our board of directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from any or all of the ownership limits if our board of directors determines that:

●	such waiver will not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT; and
●	subject to certain exceptions, the person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an ownership limit or at any other time, subject to the Closely Held Limitation (as defined herein), our board of directors may, in its sole and absolute discretion, increase or decrease any or all of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock.

Our charter further prohibits:

●	any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2) (B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any of the gross income requirements imposed on REITs or that would result in us owning more than a 35% interest in any person which manages properties we own) (collectively, the “Closely Held Limitation”); and
●	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by

us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Shares of stock held by the trustee will be issued and outstanding shares of our stock. The prohibited owner will have no rights in the shares held by the trustee. The prohibited owner will not benefit economically from ownership of any shares of our stock held in trust by the trustee, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift or devise, the market price (as defined in our charter) on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value (or, in the case of the series H preferred or series I preferred, purchase the shares at market price) in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

●	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
●	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request by us, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above. If we issue depositary shares at a future time, those depositary shares will be subject to the same ownership limitations and transfer restrictions with respect to the underlying preferred stock, and will also count toward the overall ownership limitations to the extent of the underlying preferred stock.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of the provisions of Maryland law applicable to us and of our charter and bylaws. For more detail, we refer you to Maryland law, including the MGCL, our charter and our bylaws.

Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of amendments by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of amendments to our charter by a majority of the votes entitled to be cast on the matter. Our bylaws may be amended, altered, repealed or rescinded (a) by our board of directors or (b) by our stockholders, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, except with respect to amendments to the provisions of our bylaws regarding our opt out of the Maryland Business Combination and Control Share Acquisition Acts, which must be approved by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally in the election of directors.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Power to Authorize and Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, has the authority to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Our board of directors can cause us to issue additional shares without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date, time and place (including by means of remote communication) as determined by our board of directors. Special meetings of stockholders may be called only by our board of directors, our chair of the board, our Chief Executive Officer or our President and must be called by our Secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at a meeting. The date, time and place (including by means of remote communication) of any special meetings will be set by our board of directors or our chair of the board, Chief Executive Officer or President as provided in our bylaws, whoever has called the meeting. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as required by the bylaws and at the time of the meeting (and any adjournment or postponement thereof) and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (x) pursuant to our notice of the meeting, (y) by or at the direction of our board of directors or (z) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving notice by the stockholder as required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Proxy Access

Our bylaws further provide a "proxy access" right to stockholders. Our bylaws permit a stockholder or group of up to 20 stockholders owning 3% or more of our outstanding shares of common stock continuously for at least three years, to nominate and include in the Company's proxy materials for an annual meeting of stockholders, director nominees constituting up to the greater of (i) 20% of the board of directors, and (ii) two director nominees, for election by the holders of our common stock, provided that the stockholder (or group) and each nominee satisfy the requirements specified in our bylaws.

Board of Directors

Our board of directors currently consists of seven directors. Under our charter and bylaws, the number of directors may be established by our board of directors from time to time but may not be fewer than the minimum number required by the MGCL (which currently is one) or more than fifteen. Under our charter and bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors even if the remaining directors do not constitute a quorum.

Our directors each serve until the next annual meeting and until their successors are elected and qualify and thus are subject to election annually. Directors will be elected by the vote of a majority of the votes cast in an uncontested election, and by a plurality of the votes cast in a contested election. Under our corporate governance guidelines, if a nominee who is already serving as a director is not elected pursuant to the applicable standard, the director is required to tender his or her resignation to our board of directors. Our corporate governance guidelines provide that our board of directors is required to accept any resignation tendered by a nominee who is already serving as a director if the nominee has received more votes "against" or "withheld" than "for" his or her election at each of two consecutive annual meetings of stockholders at which the election of directors is uncontested. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders entitled to cast a majority of the votes entitled to be cast in the election of directors will be able to elect all of the directors.

Any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director appointed to fill a vacancy shall hold office for the remainder of the full term of the directorship in which such vacancy occurred.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed, with or without cause, upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provisions in our charter and bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon an affirmative majority vote, and filling the vacancies created by such removal with their own nominees.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot dissolve, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of the votes entitled to be cast on the matter. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation's subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation's stockholders.

Business Combinations

Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

●	any person who beneficially owns 10% or more of the voting power of our stock; or
●	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and
●	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors and our bylaws contain a provision providing that we may not opt in without approval of our stockholders.

Control Share Acquisitions

With certain exceptions, the MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees. Control shares are voting shares which, if aggregated with all other shares owned or voted by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition by any person of ownership or voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares in question. If no request for a meeting is made, we may present the issue at any stockholders' meeting.

If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, nor does it apply to acquisitions approved or exempted by the corporation's charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our stock from the control share provisions of Maryland law. We may not repeal this provision without approval of our stockholders.

Maryland Unsolicited Takeover Act

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:

●	a classified board of directors;
●	a two-thirds vote requirement for removing a director;
●	a requirement that the number of directors be fixed only by vote of the directors;
●	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
●	a majority requirement for the calling of a special meeting of stockholders.

Our charter and bylaws (1) vest in our board of directors the exclusive power to fix the number of directorships and (2) require, unless called by our chair of the board, Chief Executive Officer, President or board of directors, the request of holders entitled to cast not less than a majority of the votes entitled to be cast at a meeting to call a special meeting. We also have elected to be subject to the provisions of Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. We do not have a classified board of directors or require a two-thirds vote for removal of any director from our board of directors. Pursuant to Subtitle 8, our board of directors has adopted a resolution prohibiting us from electing to be subject to the provision of Subtitle 8 regarding a classified board of directors unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or series or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (1) any present or former director or officer or (2) any individual who,

while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability arising from service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
●	the director or officer actually received an improper personal benefit in money, property or services; or
●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in the right of us or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

If the resolutions of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on removal of directors and reclassifying our stock and the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT. If our board of directors so determines, the restrictions set forth in the section above entitled "Restrictions on Ownership and Transfer" will no longer apply.